Exhibit 99.4

ETWINE HOLDINGS, INC.
STOCK OPTION AGREEMENT

I.	PARTICIPANT

NAME: Clifford Lerner

ADDRESS: c/o eTwine Holdings, Inc 366 North Broadway, Suite 41042, Jericho NY 11753

The undersigned Participant is hereby granted an Option to purchase that number of shares set forth below (the “Shares”) of common stock, par value per share of $0.001 (the “Common Stock”) (“Shares”) of Etwine Holdings, Inc., (“the Company”), subject to the terms and conditions of this Option Agreement, as follows:

DATE OF GRANT: December 13, 2006

VESTING COMMENCEMENT DATE: December 13, 2006

EXERCISE PRICE PER SHARE: $0.40

TOTAL NUMBER OF COMMON SHARES
SUBJECT TO OPTION: 1,500,000

TYPE OF OPTION (CHECK ONE):                                                                                          ❒NON-QUALIFIED
                    ❒QUALIFIED

TERM/EXPIRATION DATE:	January 1, 2012 unless earlier terminated as provided herein.

Subject to the terms and conditions contained herein, this Option shall vest as follows:

II.           AGREEMENT.

1.           Grant of Option. The Committee, on behalf of the Company's Board, hereby grants to the Participant an option ("Option") to purchase the number of Shares set forth on the first page of this Option Agreement, at the exercise price per Share set forth on the first page of this Option Agreement ("Exercise Price"). The Participant accepts the Option subject to all the terms and provisions of this Agreement. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee or the Board upon any questions arising under this Agreement.

2.           Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out on the first page of this Option Agreement and with the applicable provisions of this Option Agreement.

(b) Vesting Acceleration.

This Option shall become immediately fully vested and exercisable in the event of a "Change in Control." For purposes of this Option, a "Change in Control" shall be deemed to occur when, or upon:

(i) Approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) Individuals who, as of the date on which the Option is granted hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Option was granted whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership (within the meaning of Rule 13-d promulgated under the Securities Exchange Act, of 40% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the date on which the Option is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (4) any employee benefit plan of the Company or its Subsidiaries.

           (c) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice (the "Exercise Notice"), or on such other form authorized by the Committee, that shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

3.           Method of Payment. Payment of the aggregate Exercise Price shall be by cash, or in any manner otherwise permitted by the Committee.

4.   Assignability of Option. The Option is personal to the Participant. The Participant may sell, assign or otherwise transfer the Option or any of its rights under this Agreement without the prior written consent of the Company.

5.           Adjustments on Changes in Capitalization. The number of Shares and class of Shares as to which the Option is granted hereby and the Exercise Price, shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company.  The Board of Directors of the Company shall have authority to determine the adjustments to be made under this Section Five (5), and any such determination by the Board of Directors of the Company shall be final, binding and conclusive.

6.           Term of Option.

(a) Generally. This Option may be exercised only within the term set forth on the first page of this Option Agreement.

(b) Termination of Participant. Without limiting the generality of Section 6(a), if Participant is Terminated for any reason except for death, Disability, or "cause" (defined below), then for a period of ninety (90) days after the Termination Date Participant may exercise this Option but only to the extent that such Option is vested and would have otherwise been exercisable upon the Termination Date. If Participant is Terminated because of Death or Disability then this Option may be exercised for a period of twelve (12) months after the Termination Date but only to the extent that such Option would have been exercisable by Participant (or Participant's legal representative or authorized assignee) on the Termination Date. If Participant is Terminated for cause, all options will immediately terminate and shall be of no further force or effect. For purposes of this Option Agreement, "cause" shall mean willful misconduct or gross negligence.

(c) Dissolution.  Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation (unless otherwise agreed in connection with the merger), the Option shall terminate.

7.           Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

8.           No Rights of Stockholders. Neither the Participant nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

9.           Entire Agreement; Governing Law. This Option Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant's interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the internal substantive laws of the State of Delaware.

10.           No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A PARTICIPANT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE PARTICIPANT'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant acknowledges receipt of a copy of the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Agreement and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant further agrees to notify the Company upon any change in his or her residence address.

PARTICIPANT	ETWINE HOLDINGS, INC.

/s/ Clifford Lerner	By:	/s/ Clifford Lerner
(SIGNATURE)